Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2018 (except for Note 18, as to which the date is November 2, 2018), with respect to the consolidated financial statements of Vapotherm, Inc. contained in the Final Prospectus, filed on November 15, 2018, relating to the Registration Statement on Form S-1, as amended (File No. 333-227897), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Boston, Massachusetts

January 22, 2019